UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 29, 2019

ALICO, INC.
(Exact name of registrant as specified in its charter)

Florida	0-261	59-0906081
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

10070 Daniels Interstate Court Fort Myers, Florida, 33913 (Address of principal executive offices)

Registrant’s telephone number, including area code: (239) 226-2000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Director Vacancy Appointment

On April 29, 2019, the Board of Directors (the “Board”) of Alico, Inc. (the “Company”) appointed Mr. Toby K. Purse as a director, to serve until the 2020 annual meeting of the Company’s shareholders or until his earlier death, resignation, or removal in accordance with the Amended and Restated Bylaws of the Company. The Board has affirmatively determined that Mr. Purse qualifies as an independent director under the rules of the NASDAQ Stock Exchange and as defined under applicable law. Mr. Purse has also been appointed to serve as a member of the audit committee of the Board.

Mr. Purse is Chief Farming Officer of Lipman Family Farms, the largest open-field tomato grower in North America, and graduated from the University of South Florida.

Mr. Purse will participate in the Company’s standard director compensation arrangements under which he will receive an annual board fee of $75,000. In addition, Mr. Purse will enter into an indemnification agreement with the Company consistent with the form of the existing indemnification agreement entered into between the Company and its directors.

There are no arrangements or understandings between Mr. Purse and any other persons, pursuant to which he was appointed to the office described above and no family relationships among any of the Company’s directors or executive officers and Mr. Purse. Mr. Purse does not have any direct or indirect interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALICO, INC.
Date: May 1, 2019	By:	/s/ John E. Kiernan
	Name:	John E. Kiernan
	Title:	Executive Vice President and Chief Financial Officer